UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
(Name of Registrant as Specified In Its Charter)

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Employee Q&A Filed by Quintiles Transnational Corp.
Pursuant to Rule 14a-12 of the Securities Exchange Act

Benefits Q&A – April 18, 2003

The following Q&A covers some of the questions employees have submitted regarding the effect the proposed transaction would have on benefits. Additional responses will be provided in the future as more information becomes available. The statements contained in this document are general, and there may be some variation from country to country depending on local laws and regulations.

1.	What will happen to the Employee Stock Purchase Plan (U.S. employees only)?
Under the terms of the merger agreement, the Employee Stock Purchase Plan (ESPP) was suspended when the merger agreement was signed. No second quarter ESPP purchase will occur and no further grants under the plan will be made. Any amounts held on behalf of participants will be returned to them as soon as administratively practical. Shares previously purchased through the ESPP will be treated like other shares. If the transaction is completed, the conversion of shares into the right to receive cash will be a taxable event for holders of such shares (and, for shares acquired under ESPP offering periods that commenced within two years of completion of the transaction, treated as a disqualifying disposition). More details regarding the logistics of the conversion will be provided as they become available. For information on the number of shares held, participants may review their most recent account statement, or on-line at www.optionslink.com

2.	What will happen to the ShareSave Scheme (U.K. employees only)?
Under the Scheme rules, participants may either obtain refunds of their contributions along with any related interest due or continue to save until the relevant bonus date and receive the related tax-free bonus at the end of the savings contract period. No further purchases will occur under the Scheme. Shares previously purchased through the Scheme will be treated like other shares

3.	What additional information is available on what will happen to stock options?
As noted in the previous Q&A, if the transaction is completed, all outstanding options will, immediately prior to completion, become fully vested, and then upon completion any unexercised options will be cancelled and exchanged for a right to a cash payment equal to the excess of $14.50 per share over the applicable exercise price of the option, multiplied by the number of shares for which the option was exercisable immediately prior to cancellation, minus any amounts required to be withheld for tax purposes. For example:

Total	Number	Number			Pre-tax cash	Calculation
number	of	of			payable	of total	Total
of	options	options	Deal	Option	per	pre-tax cash	pre-tax cash
options	vested	unvested	price	price	option	payable	payable

300	200	100	$14.50	$13.4375	$1.0625	300 x $1.0625	$318.75

200	150	50	$14.50	$18.00	$0	200 x $0	$0

						Total	$318.75

Holders of cancelled options will receive this payment upon or as soon as practicable after they either surrender their options or acknowledge in writing that their options have been cancelled pursuant to the merger. Holders of cancelled options will be provided with a form they can use to acknowledge the cancellation of their options pursuant to the merger.

Until the effective time of the proposed merger, outstanding stock options will continue to operate under the terms of the respective plans and agreements. This means, for example, that any unvested options will be cancelled upon termination of your employment, if such event occurs before the merger is completed. Until the effective date of the proposed merger, vested stock options may be exercised via E*Trade OptionsLink following the instructions provided in the Stock Option Q&As that are available in the Employee Stock Benefits section of the intranet or from your local Human Resources representative.

E*Trade OptionsLink offers a stock option modeling tool which allows optionees to estimate the amount of cash they might receive at $14.50 per option were all their vested and unvested options to be converted into the right to receive cash in connection with the merger. To access this modeling tool:

-	Go to www.optionslink.com

-	Log on to your account (account activation and log-on instructions are included in the Stock Options Q&A)

-	Select the Modeling tab at the top of the page

-	Select Model Stock Option Exercise—you will be looking at the same-day-sale model

-	Enter a share price of $14.50

-	Enter an applicable tax withholding rate to estimate taxes, or enter 0 to show your estimated pre-tax proceeds

-	To calculate the estimated net proceeds for your vested stock options—select the Calculate button at the bottom of the page.

-	To calculate the estimated net proceeds for all stock options—change the quantity in the “To Be Exercised” column to match the number in the “Shares” column. Select the Calculate button at the bottom of the page.

More details regarding the logistics of the conversion will be provided as they become available.

4.	What happens to options granted that have an exercise price greater than or equal to $14.50?
If the transaction is completed, all options will be cancelled and holders of options will not have the right to receive any cash for options that have an exercise price greater than or equal to $14.50 per share (see the table in Question 3 above).

5.	What will happen to the stock that I own through employee ownership programs, including the Employee Stock Ownership/ 401(k) Plan, Global Employee Stock Ownership Plans, and Approved Profit Sharing Plan?
The proposed transaction includes the acquisition of all shares outstanding under these benefit plans for a cash price of $14.50 per share. The conversion of shares into the right to receive cash will occur within the plans and is not expected to trigger taxable income to plan participants. If the proposed transaction is approved by shareholders and the other applicable conditions are satisfied, shares held in these plans would be treated the same as other shares. Until that time, we expect the plans to operate as usual, with vesting continuing, as applicable. For information on the number of shares held in your account, please review your most recent account statement. Employee Stock Ownership/ 401(k) Plan participants can also review their accounts on-line at www.netbenefits.com. More information about your alternatives with respect to the cash that will flow into your plan account(s) at closing, as well as the future of these plans post-closing, will be shared when it becomes available.

6.	What will happen to the stock that I own outright, outside of the benefits plans mentioned above?

The proposed transaction includes the acquisition of all shares outstanding (other than shares held by subsidiaries of the company or by Pharma Services or its affiliates) for a cash price of $14.50 per share. Shares held outright by employees would be treated the same as other shares, and unless held in a tax-favorable plan such as Individual Retirement Account (IRA), the acquisition of the shares would trigger a taxable event.

7.	What additional information is available on potential changes in my overall benefits / terms and conditions?
At this time, except as described above and in the previous Q&A, Pharma Services has not announced any further plans with regard to employee benefits. We believe that Pharma Services understands and appreciates the need to offer competitive rewards programs. We anticipate that the company will continue to offer competitive programs.

Common Terminology

-	Approved Profit Sharing Plan (APSS—Irish & U.K. employees only)—a Quintiles-funded plan that has been funded primarily with Quintiles stock.

-	Employee Stock Ownership/ 401(k) Plan (German and U.S. employees only)— a Quintiles-funded plan which has been funded primarily with Quintiles stock in the Employee Stock Ownership portion of the plan. The 401(k) portion of the plan has a company match, which is funded in cash. Quintiles stock is not an investment option within the 401(k) portion of the plan.

-	Employee Stock Purchase Plan (ESPP—U.S. employees only)—a plan allowing participants to purchase shares of Quintiles stock through payroll deductions at a discount from market value.

-	Global Employee Stock Ownership Plan (Australian, Belgian, Canadian and Singapore employees only)—a Quintiles-funded plan which has been funded primarily with Quintiles stock.

-	ShareSave Scheme (U.K. employees only)—a plan allowing participants to purchase shares of Quintiles stock through payroll deductions, which are held in a tax-favorable savings plan.

-	Stock Options—stock options allow optionees to purchase a specified amount of stock from the company at a price (the exercise price) that is fixed on the date of grant. Unlike stock ownership, options do not give rights of ownership in the company, like the right to vote or receive any dividends, if paid. Options typically have a vesting period, which is the time from the date of grant to the time when the option becomes exercisable. Acceleration of unvested options means that the option becomes immediately exercisable. For a more complete definition, please see the Stock Option Q&A under the Employee Stock Benefits section of the Intranet.

Important Legal Information:

In connection with the proposed merger, Quintiles will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Quintiles shareholders are not being asked to take any action at this time. Shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Quintiles will provide shareholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Quintiles with the SEC will be available free of charge at the SEC’s web site at www.sec.gov.

Quintiles and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of Quintiles in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Quintiles with the SEC. Shareholders of Quintiles can obtain this information by reading the proxy statement when it becomes available.